Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Teresa Hess
Director, Investor Relations
Tecumseh Products Company
734-585-9507
Tecumseh Products Company Reports Third Quarter 2009 Results
▪	Results from continuing operations for the third quarter of 2009 reflected a loss of $16.2 million; an improvement of $7.1 million from the second quarter of this year and $20.3 million better than the same period in 2008.

▪	Although sales volumes continue to trend substantially below historical levels, the third quarter of 2009 improved over the second quarter, increasing to $208.0 million from $161.2 million. Net of currency exchange impacts, sales volumes in the third quarter of 2009 declined by 12.5% over the same period of 2008; a substantial improvement over the 31.9% year-on-year decline posted in the second quarter.

▪	Total cash and equivalents amounted to $84.9 million, an increase of $10.1 million when compared to the beginning of the quarter. After consideration for a tax refund of $14.9 million received during the quarter, and debt reductions of $5.3 million, cash balances were relatively flat during the quarter despite the net loss.
ANN ARBOR, Mich., November 4, 2009 — Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its third quarter ended September 30, 2009.
“Although our revenues remain below historical levels, we saw a welcome improvement in sales from the first half of the year,” said Jim Wainright, President of Tecumseh Products Company. “While we are not pleased with the loss for the quarter, our ongoing efforts at controlling expenses and improving efficiencies have yielded tangible results as our loss from continuing operations narrowed more than $20 million compared to the third quarter of 2008, despite the lower sales levels.”
Consolidated net sales from continuing operations in the third quarter of 2009 decreased to $208.0 million from $256.2 million in 2008. After consideration for the effect of currency translation, which decreased sales in U.S. dollars by $16.2 million, sales declined by $32.0 million, or 12.5%. Compressors for commercial and aftermarket applications declined by $24.5 million, or 18.3%, when compared to the third quarter of 2008. These volume reductions tracked overall market declines, which were driven by continued adverse economic conditions. Sales for refrigeration & freezer (“R&F”) applications also recorded a significant decline, with sales reduced by $16.4 million, or 19.4% year-on-year. Volumes for R&F product were also substantially affected by the global economic contraction, and driven primarily by constrained consumer demand and a decline in housing starts. The downturn in market volumes for R&F applications was the end result of a twofold effect of these economic conditions — a decreased demand by consumers and lower demand from R&F customers as they brought their own inventories in line with lower volumes. Cooler-than-normal weather in certain key geographies also adversely affected R&F sales in 2009. Sales of compressors for air conditioning and other applications also declined, by $7.3 million or 19.3%.
Cost of sales was $189.4 million in the three months ended September 30, 2009 compared to $238.7 million in the three months ended September 30, 2008. As a percentage of net sales, cost of sales improved in 2009, to 91.1% versus 93.2% in the third quarter of 2008. Gross profit in the third quarter of 2009 (defined as net sales less cost of sales) improved slightly when compared to the prior year, moving from $17.5 million, or 6.8%, in the third quarter of 2008 to $18.6 million, or 8.9% in the third quarter of 2009, despite substantially lower volumes. Gross profit in the third quarter of 2008 was adversely affected by the declining sales volumes at the outset of the global financial crisis, which resulted in lower absorption of fixed costs. Over the course of 2009, the Company has worked to reduce its fixed cost structure to more closely match its current levels of sales, as well as reducing its variable cost structure by repositioning production capabilities to lower-cost locations.
Gross profit continued to be unfavorably impacted in the third quarter of 2009 by volume declines, which had an unfavorable impact of $8.7 million when compared to the same quarter of 2008. Product mix effects also affected gross profit unfavorably, by $10.7 million. Offsetting the volume declines and pricing/mix effects were favorable currency impacts of $9.9 million, favorable commodity costs of $8.5 million, productivity improvements of $5.1 million and improvements in purchasing expenses of $1.1 million as compared to the same period in 2008. Lower pension and OPEB credits, however, reduced 2009 gross profit by $1.4 million when compared to the third quarter of 2008, and all other income and expense items reduced 2009 results by an additional $2.7 million.
Selling and administrative (“S&A”) expenses were $29.4 million and $33.7 million in the three months ended September 30, 2009 and 2008 respectively. As a percentage of net sales, S&A expenses were 14.1% in the third quarter of 2009 compared to 13.2% in the third quarter of 2008. The Company recorded expenditures of approximately $4.5 million in the third quarter of 2009 for one-time professional fees, which primarily comprised legal fees for corporate governance issues. This expenditure constituted a reduction of $0.6 million in professional fees incurred for one-time projects when compared to the $5.1 million incurred during the same period in 2008. All other S&A expenses decreased in the aggregate by $3.7 million.
Tecumseh recorded expense of $3.6 million in impairments, restructuring charges, and other items in the three months ended September 30, 2009, and $16.2 million in the three months ended September 30, 2008. In the third quarter of 2009, the Company recognized an impairment of its $1.0 million investment in a subsidiary, as well as $1.5 million in prepaid outside selling costs that will not provide a future benefit. All other expenses in the reported periods represented severance costs associated with reductions in force across the globe.
Interest expense amounted to $3.0 million in the three months ended September 30, 2009 compared to $7.0 million in the same period of 2008. The substantial decrease in the current quarter was primarily attributable to reduced borrowings, particularly in Brazil, including interest expense on both debt balances and accounts receivable factoring. Interest income and other, net was $0.5 million in the third quarter of 2009 compared to $2.7 million in the third quarter of 2008, primarily reflecting the lower levels of cash and short-term investments held in 2009.

As a result of the factors described above, net loss from continuing operations for the quarter ended September 30, 2009 was $16.2 million ($0.87 per share, basic and diluted) as compared to net loss of $36.5 million ($1.98 per share, basic and diluted) in the same period of 2008.
Consolidated net sales from continuing operations in the first three quarters of 2009 decreased to $517.3 million from $805.2 million in 2008. After consideration for the effect of currency translation, which decreased sales in U.S. dollars by $69.8 million, sales declined by $218.1 million, or 27.1%. Sales of compressors used in commercial applications decreased by $129.7 million, or 31.3%. For the commercial and aftermarket business, volume declines were driven by softer economic conditions as well as lower shipments to customers as they too reduced inventory balances to better reflect current sales levels. Dollar volume declines in sales of compressors used in R&F applications were $101.3 million, or 39.4%. Volumes for R&F product were also substantially affected by the global economic contraction, as consumer credit became more constrained than in the first three quarters of 2008 and the rate of housing starts declined. The downturn in market volumes for R&F applications was the end result of the effect of these economic conditions — a decreased demand by consumers, combined with lower demand from our R&F customers as they brought their own inventories in line with lower volumes. These factors were further compounded by unusually cool weather in many of the geographic locations served. Sales of compressors for air conditioning applications and all other applications also declined by $56.9 million, or 42.5%.
Cost of sales was $484.3 million in the nine months ended September 30, 2009, as compared to $708.6 million in the same period of 2008. Expressed as a percentage of net sales, cost of sales was 93.6% and 88.0% in the first nine months of 2009 and 2008, respectively. Gross profit (defined as net sales less cost of sales) declined by $63.6 million, from $96.6 million, or 12.0%, through the third quarter of 2008 to $33.0 million, or 6.4%, in the comparable period of 2009. The current year decline is mostly attributable to the materially lower levels of volume in 2009, which resulted in lower absorption of fixed costs, although reductions in fixed cost structure over the course of 2009 has helped to mitigate this effect.
Volume declines accounted for the majority of the decrease in gross profit, reducing 2009 results by $67.6 million as compared to the first three quarters of 2008. Current-year margin was also unfavorably impacted by selling price and mix of $12.5 million. Other material variances were also unfavorable by $3.4 million. In addition, certain items that were favorable to 2008 results did not recur in 2009. These amounts included a gain on the sale of an airplane and the Company’s former airport facility of $4.2 million and favorable litigation settlement costs of $2.2 million. Lower pension and OPEB credits of $4.4 million were also recorded in the current year. In contrast, productivity improvements of $20.1 million, favorable currency effects of $17.3 million and lower commodity costs of $3.6 million improved 2009 results when compared to the same period of 2008. Reduced export incentives for our Indian operations adversely affected current year margins by $1.3 million; the effect of all other income and expense items was unfavorable to 2009 results by $9.0 million.
S&A expenses were $94.7 million in the first three quarters of 2009 as compared to $99.6 million in the nine months ended September 30, 2008. As a percentage of net sales, S&A expenses were 18.3% and 12.4% in 2009 and 2008, respectively. Tecumseh incurred approximately $9.0 million in the first three quarters of 2009 for one-time professional fees, which included legal fees for corporate governance issues, representing a decrease of $2.1 million when compared to the $11.1 million incurred in 2008. In contrast, a favorable change in estimate of $1.9 million that was recorded in the second quarter of 2008 was not repeated in 2009. The effect of foreign currency translation had a favorable effect in 2009 of $7.2 million; all other S&A expenses increased in the aggregate by $2.5 million.

     The Company recorded expense of $10.6 million and $20.0 million in impairments, restructuring charges, and other items in the year-to-date periods ended September 30, 2009 and 2008 respectively. A summary of these charges (gains) is as follows:

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
(Dollars in millions)	2009	2008
Excise tax expense on proceeds from salaried retirement plan reversion	$—	$20.0
Severance, restructuring costs, and special termination benefits	5.5	6.9
Gain on sale of buildings and machinery	—	(0.6)
Loss on transfer of surplus land	0.3	—
Environment reserve on held-for-sale building	2.3	—
Impairments of buildings and machinery	—	15.2
Impairment of investment in subsidiary	1.0	—
Impairment of prepaid outside sales expense	1.5
Curtailment and settlement (gains) / losses	—	(21.5)

Total impairments, restructuring charges, and other items	$10.6	$20.0

As a result of the factors described above, losses from continuing operations were $64.0 million in the current year, compared to a loss of $36.3 million in the first three quarters of the prior year.
As of September 30, 2009, the Company reported total cash and cash equivalents of $84.9 million. Cash used by operations amounted to $10.8 million in 2009, as compared to cash provided by operations of $24.1 million in 2008. In the first and second quarters of 2009, operations used $24.1 million, while the third quarter provided cash from operations of $13.3 million, which was primarily attributable to a tax refund of $14.9 million received in the quarter. The 2009 results incorporated a net loss of $62.9 million, which included the non-cash impact of $30.8 million in depreciation expense. In 2008, the $80 million in net proceeds realized from the reversion of the Company’s salaried retirement plan was a significant element of the increase in cash, as was net income (including income from discontinued operations) of $12.8 million.
Inventories decreased by $31.0 million during 2009, reflecting the lower balances required in 2009 to address current manufacturing requirements as well as global efforts to reduce days held on hand. The Company also recorded decreases to accounts payable and other accrued expenses and liabilities (down $7.8 million since the end of 2008), which were primarily attributable to reduced purchases of raw materials, reflecting the current dip in sales volumes.
Cash used by investing activities was $18.0 million in the first nine months of 2009, versus cash provided by investing activities of $9.5 million for the same period of 2008. 2009 expenditures of $13.1 million were related to a working capital settlement made to the purchaser of the Company’s former Engine & Power Train business. $22.6 million in proceeds were received from the sale of assets during 2008, including $14.2 million received from the sale of MP Pumps, while no such proceeds were recorded in 2009. Changes in restricted cash balances represented a source of $1.2 million in cash in 2009 and a use of $7.6 million in cash in 2008.

Cash used in financing activities was $3.0 million in the first three quarters of 2009 as compared to cash used in financing activities of $1.1 million in the comparable period of 2008. The changes in 2009 periods were due to reductions in borrowing at foreign facilities, while the 2008 uses were primarily attributable to debt amendment costs.
The Company continues to be concerned about its level of sales volumes in light of current global economic conditions. The negative volume trends in the first and second quarters of 2009 were severe. Third quarter volumes improved in comparison to the first and second quarter, but were still materially below historical volume levels. While some recent increases in order activity suggest that second half volumes in the aggregate will improve over the first half of the year, the Company cannot currently project when market conditions may begin to improve on a sustained or significant basis.
Certain key commodities, including copper, saw significant fluctuations in pricing during 2008 and the first three quarters of 2009; copper prices increased by more than 22% through July 2008 and then dropped almost 63% in August through December, before rising again by more than double in the first three quarters of 2009. As of September 30, 2009, the Company held approximately 75% of its total projected copper requirements for the remainder of 2009 in the form of forward purchase contracts and futures, which will provide it with substantial (though not total) protection from further resurgence in price during the remainder of the year, but also will detract from its ability to benefit from any price decreases. The Company expects the total 2009 cost of its purchased materials for the full year, including the impact of hedging activities, to be flat or slightly lower than the prior year, depending on commodity cost levels (particularly steel costs) over the remainder of the year.
“We continue to monitor exchange rates with key currencies and their potential impact on our global business, in terms of both product cost and end-user demand,” noted Jim Nicholson, Chief Financial Officer of Tecumseh Products Company. “Again in the third quarter, we saw the benefits of our productivity improvement efforts, and commodity prices have not been a significant drag on margins as they were in 2008, due in part to our continued hedging activities. While these improvements are not sufficient to overcome the significant volume declines we experienced so far this year, they will prove essential to our efforts to improve profitability over the long term.”
The Brazilian real, euro and Indian rupee continue to show significant volatility against the U.S. dollar. The Company has considerable forward purchase contracts to cover its exposure to fluctuations in value during 2009. In the aggregate, the changes in foreign currency exchange rates, after giving consideration to open contracts and including the impact of balance sheet re-measurement, are expected to have a favorable financial impact totaling approximately $14.0 to $18.0 million when compared to 2008 at current projected exchange rates.
As part of its efforts to offset unfavorable market conditions, improve profitability and reduce the consumption of capital resources, the Company is considering continued cost reduction activities for 2009 that include, but are not limited to, further employee headcount reductions, consolidation of production capacity and rationalization of product platforms, and revised sourcing plans. During 2008, the Company reduced its headcount by approximately 2,400 people; further headcount reductions of approximately 770 people since January 1, 2009 reflect the Company’s ongoing efforts to improve efficiencies and to scale the business to current levels of volume. Further actions that the Company expects to execute in its European operations in 2009 are anticipated to result in additional severance costs of approximately $13 to $15 million over the remainder of the year.

The amount of capital expenditures incurred during 2009 will ultimately depend on the timing and extent of economic recovery. The Company anticipates that 2009 capital expenditures will not exceed $11 million — below its current target average of $20.0 to $25.0 million per year — as the Company prioritizes its expenditures.
Wainright concluded: “While we were pleased that revenues appear to be beginning to rebound from the depressed levels of the first half, we realize that much work lies ahead as we seek to improve profitability and maximize cash flow for Tecumseh. During this downturn, we have taken important steps to improve our cost structure, enhance productivity and make the changes necessary to ensure we are positioned for success as our core markets eventually recover.”
Conference Call to Discuss Third Quarter 2009 Results
Tecumseh Products Company will host a conference call to report on the Company’s third quarter 2009 results on Thursday, November 5, 2009 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then be made available for replay through the Investor Relations section of Tecumseh Products Company’s website at http://tecumseh.investorroom.com/.
Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s web site at http://tecumseh.investorroom.com/.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) unfavorable changes in macro-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors such as housing starts; ix) the ultimate cost of resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions, except per share data)	2009	2008	2009	2008

Net sales	$208.0	$256.2	$517.3	$805.2
Cost of sales	189.4	238.7	484.3	708.6
Selling and administrative expenses	29.4	33.7	94.7	99.6
Impairments, restructuring charges, and other items	3.6	16.2	10.6	20.0

Operating loss	(14.4)	(32.4)	(72.3)	(23.0)
Interest expense	3.0	7.0	7.9	20.5
Interest income and other, net	0.5	2.7	1.8	7.8

Loss from continuing operations before taxes	(16.9)	(36.7)	(78.4)	(35.7)
Tax (benefit) expense	(0.7)	(0.2)	(14.4)	0.6

Loss from continuing operations	(16.2)	(36.5)	(64.0)	(36.3)
Income from discontinued operations, net of tax	2.1	23.3	1.1	49.1

Net (loss) income	$(14.1)	$(13.2)	$(62.9)	$12.8

Basic (loss) earnings per share:*
Loss from continuing operations	(0.87)	(1.98)	(3.46)	(1.96)
Income from discontinued operations, net of tax	0.11	1.27	0.06	2.65

Net (loss) income per share, basic	$(0.76)	$(0.71)	$(3.40)	$0.69

Diluted (loss) earnings per share:**
Loss from continuing operations	(0.87)	(1.98)	(3.46)	(1.96)
Income from discontinued operations, net of tax	0.11	1.27	0.06	2.65

Net (loss) income per share, diluted	$(0.76)	$(0.71)	$(3.40)	$0.69

Weighted average shares, basic (in thousands)	18,480	18,480	18,480	18,480
Weighted average shares, diluted (in thousands)	19,871	19,871	19,871	19,871

Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

*	The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the “Company”) are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The Dec. 31, 2008 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States (“U.S. GAAP”). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report for the fiscal year ended Dec. 31, 2008. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

**	In 2007, the Company issued a warrant to a lender to purchase 1,390,944 shares of Class A Common Stock, which is equivalent to 7% of its fully diluted common stock (including both Class A and Class B shares). Diluted earnings per share are therefore calculated based on a total of 19,870,628 shares. For the periods presented above, however, this warrant is not included in diluted per share information, as the effect would be antidilutive due to the losses recorded in continuing operations.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(Dollars in millions)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$84.9	$113.1
Restricted cash and cash equivalents	11.4	12.5
Accounts receivable, net	98.8	88.1
Inventories	106.1	123.0
Assets held for sale	15.9	21.7
Other current assets	48.6	54.2

Total current assets	365.7	412.6
Property, plant and equipment — net	259.4	244.3
Prepaid pension expense	82.9	81.0
Other assets	76.1	60.6

Total assets	$784.1	$798.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$108.1	$109.6
Short-term borrowings	34.9	30.4
Liabilities held for sale	1.6	1.0
Accrued liabilities	67.5	98.2

Total current liabilities	212.1	239.2
Long-term debt	0.3	0.4
Deferred income taxes	6.5	8.7
Pension and postretirement benefits	57.8	58.2
Product warranty and self-insured risks	5.9	8.0
Other non-current liabilities	7.3	6.6

Total liabilities	289.9	321.1
Stockholders’ equity	494.2	477.4

Total liabilities and stockholders’ equity	$784.1	$798.5

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
(Dollars in millions)	2009	2008

Cash flows from operating activities:

Cash (used in) provided by operating activities	$(10.8)	$24.1

Cash flows from investing activities:
(Payments made) proceeds from sale of assets	(13.3)	22.6
Capital expenditures	(5.7)	(5.5)
Long term investments	(0.2)	—
Change in restricted cash and cash equivalents	1.2	(7.6)

Cash (used in) provided by investing activities	(18.0)	9.5

Cash flows from financing activities:

Debt issuance / amendment costs	—	(1.6)
Borrowings, net	(3.0)	0.5

Cash used in financing activities	(3.0)	(1.1)

Effect of exchange rate changes on cash	3.6	16.8

(Decrease) increase in cash and cash equivalents	(28.2)	49.3
Cash and cash equivalents:
Beginning of period	113.1	76.8

End of period	$84.9	$126.1